Exhibit 99.1

DivX, Inc. Reports Record Revenues and Net Income for Fourth Quarter and Full Year 2006

2006 Revenue Increases 80 Percent Over 2005; Net Income Grows by
600 Percent Over The Same Period

Business Editors/High-Tech Editors

SAN DIEGO—(BUSINESS WIRE)—Feb. 8, 2007—DivX, Inc. (NASDAQ:DIVX) today announced results for the quarter and year ended December 31, 2006. DivX reported fourth quarter consolidated revenue of $16.7 million, an increase of 57 percent from the fourth quarter of 2005. Consolidated revenue for the year was $59.3 million, an increase of 80 percent from 2005.

Net income in the fourth quarter of 2006 was $7.4 million, or $0.21 per diluted share, compared to net income of $2.2 million, or $0.03 per diluted share, in the fourth quarter of 2005. Included in fourth quarter 2006 net income is $900,000 of stock-based compensation costs.

Net income for the year was $16.4 million, or $0.61 per diluted share, compared to net income of $2.3 million, or $0.00 per diluted share for 2005. Included in 2006 net income is $2.4 million of stock-based compensation costs.

Jordan Greenhall, CEO of DivX, Inc., said, “2006 was a remarkable year for DivX and the entire digital media market. Consumers began to show their true influence on the future direction of digital media and the technologies that will help make media better. We remain excited about the direction of the business and our goal of providing a common media language that bridges all possible devices and content on an open platform.”

John Tanner, CFO of DivX, Inc., added, “In 2006, we continued to demonstrate the healthy growth in revenue and earnings that have differentiated DivX in the past. Additionally, our solid cash flows from operations contributed to a strong balance sheet, which provides us a sturdy base from which to drive our future business strategy.”

Guidance

—  For the first quarter of 2007, revenue is anticipated to be in the range of $17.3 to $19.3 million.

Quarterly Conference Call

DivX, Inc. will discuss its quarterly and annual results via teleconference at 1:30 p.m. (PT) today, February 8, 2007. To access the call, please dial (800) 819-9193, or outside the U.S. (913)981-4911, at least five minutes prior to the start time. A live webcast and replay will also be available at http://investors.divx.com. An audio replay of today’s conference call will be available from 4:30 p.m. (PT) on February 8, 2007 until 9:00 p.m. (PT) February 15, 2007 by dialing (719) 457-0820 or (888) 203-1112 with the replay passcode 7335486.

About DivX, Inc.

DivX creates products and services designed to improve the experience of media. Our first product offering was a video compression-decompression software library, or codec, which has been actively sought out and downloaded over 200 million times in the last four years, including over 60 million times during the last twelve months. We have since built on the success of our codec with other consumer software, including the DivX Player application, which is distributed from our website, www.divx.com. We also license our technologies to consumer hardware device manufacturers and certify their products to ensure the interoperable support of DivX-encoded content. In addition to technology licensing to consumer hardware device manufacturers, we currently generate revenue from software licensing, advertising and content distribution.

Unaudited Financial Information

The financial results included in this release are unaudited (other than certain 2005 results) and are subject to change based upon the results of year end audit procedures. The complete audited financial statements of DivX for the fiscal year ended December 31, 2006 will be included in DivX, Inc.’s Annual Report on Form 10-K to be filed with the SEC in March 2007.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the future development of digital media, the position of DivX at the forefront of market opportunities, DivX’s future business strategy and activities intended to drive profitable rapid revenue growth, and expectations regarding revenue for the first quarter of 2007. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause DivX’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, the risk that the market for digital media may not develop as anticipated; the risk that customer use of DivX technology may not grow as anticipated; the risk that anticipated market opportunities may not materialize at expected levels, or at all; the risk that DivX’s activities may not result in the growth of profitable revenue; the risk that revenue for the first quarter of 2007 may be lower than expected; risks and uncertainties related to the maintenance and strength of the DivX brand; DivX’s ability to penetrate existing and new markets; the effects of competition; DivX’s dependence on its licensees and partners; the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors” section of DivX’s quarterly report on Form 10-Q filed with the SEC on November 13, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

DivX, Inc.
Consolidated Condensed Balance Sheets
(in thousands)

	December 31,
	2005	2006
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$25,035	$86,310
Restricted cash	270	270
Short-term investments	—	62,331
Accounts receivable, net of allowance of $963 and $1,424, respectively	4,194	6,939
Prepaid expenses	676	1,419
Deferred tax assets, current	—	937
Other current assets	94	615
Total current assets	30,269	158,821

Property and equipment, net	2,876	3,488
Deferred tax assets, long term	—	1,363
Other assets	19	714
Total assets	$33,164	$164,386

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$988	$2,189
Accrued liabilities	612	1,038
Accrued compensation and benefits	1,262	2,279
Accrued patent royalties	1,156	742
Income taxes payable	34	486
Deferred revenue, current	3,106	4,654
Current portion of capital lease obligations	43	36
Notes payable, current portion	720	378
Total current liabilities	7,921	11,802

Capital lease, net of current portion	108	73
Notes payable, net of current portion	394	15
Deferred revenue, long term	786	768
Deferred rent	640	461
Liability for unvested portion of early stock option exercises	288	356
Total liabilities	10,137	13,475

Commitments and contingencies
Redeemable preferred stock and stockholders’ equity	23,027	150,911

Total liabilities, redeemable preferred stock and stockholders’ equity	$33,164	$164,386

DivX, Inc.
Consolidated Condensed Statement of Income
(in thousands, except per share data)

	Three months		Twelve months
	Ended		ended
	December 31,		December 31,
	2005	2006	2005	2006
	(unaudited)		(unaudited)
Net revenues:
Technology licensing	$9,288	$13,433	$26,919	$47,324
Media and other distribution and services	1,296	3,224	6,128	12,001
Total net revenues	10,584	16,657	33,047	59,325

Cost of revenue:
Cost of technology licensing	712	757	2,767	2,995
Cost of media and other distribution services (1)	227	316	889	993
Total cost of revenue	939	1,073	3,656	3,988
Gross margin	9,645	15,584	29,391	55,337

Operating expenses:
Selling, general and administrative (1)	4,597	7,597	15,988	25,971
Product development (1)	2,520	4,321	10,269	15,353
Total operating expenses	7,117	11,918	26,257	41,324
Income from operations	2,528	3,666	3,134	14,013
Interest income	207	1,911	338	3,060
Interest expense and other	(25)	(14)	(115)	(71)
Income before income taxes	2,710	5,563	3,357	17,002
Income tax provision (benefit)	502	(1,832)	1,062	562
Net income	$2,208	$7,395	$2,295	$16,440
Basic net income per share	$0.03	$0.22	$—	$0.70
Diluted net income per share	$0.03	$0.21	$—	$0.61

Shares used to compute basic net income per share	7,976	32,967	7,323	15,231

Shares used to compute diluted net income per share	10,698	35,419	7,323	17,653

(1)             Includes stock-based compensation as follows:

Cost of revenues	$1	$1	$1	$4
Selling, general and administrative	78	512	261	1,528
Product development	38	387	141	822
Total stock-based compensation	$117	$900	$403	$2,354

DivX, Inc.
Calculation of Earnings Per Share
(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2006	2005	2006
	(unaudited)		(unaudited)
Numerator:
Net income	$2,208	$7,395	$2,295	$16,440
Income allocable to preferred stockholders	(1,939)	—	(2,295)	(5,704)

Net income allocable to common stockholders	$269	$7,395	$—	$10,736

Denominator:
Weighted-average common shares outstanding (basic)	7,976	32,967	7,323	15,231

Weighted-average common shares outstanding (diluted)	10,698	35,419	7,323	17,653
Basic net income per share	$0.03	$0.22	$—	$0.70
Diluted net income per share	$0.03	$0.21	$—	$0.61

DivX, Inc.
Consolidated Condensed Statement of Cash Flows
(in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2006	2005	2006
	(unaudited)		(unaudited)
Net cash provided by operating activities	1,088	4,354	2,190	16,775
Net cash used in investing activities	(223)	(62,522)	(885)	(64,206)
Net cash provided by financing activities	16,686	(1,915)	16,796	108,706
Net increase in cash and cash equivalents	17,551	(60,083)	18,101	61,275
Cash and cash equivalents at beginning of period	7,484	146,393	6,934	25,035
Cash and cash equivalents at end of periods	$25,035	$86,310	$25,035	$86,310

CONTACT:	DivX, Inc.
Corporate Communications:
Jennifer Culter, 858-882-0890
jculter@divxcorp.com
or
The Blueshirt Group
Investor Relations:
Todd Friedman, 415-217-7722
todd@blueshirtgroup.com
Stacie Bosinoff, 415-217-7722
stacie@blueshirtgroup.com